Exhibit 99.1
Apollo Education Group, Inc.
News Release

Apollo Education Group, Inc. Reports Second Quarter Fiscal Year 2015 Results
Phoenix, March 25, 2015 - Apollo Education Group, Inc. (NASDAQ: APOL) today reported financial results for the three and six months ended February 28, 2015, with second quarter revenue of $578.6 million and a $0.31 diluted loss per share, or $0.10 loss per share, excluding special items.
“While we faced challenges in the second quarter, we believe Apollo Education Group has the right long-term strategy in place,” said Greg Cappelli, Chief Executive Officer, Apollo Education Group. “In a time of unprecedented change in the higher education industry, we are focused on enhancing outcomes through a deep understanding of student and employer needs. This includes differentiating University of Phoenix through its program-based colleges and diversifying our organization with the expansion of Apollo Global and other targeted growth initiatives. We are aligning education to careers, offering students tangible skills and helping employers develop a high-performance workforce.”
Second Quarter 2015 Results of Operations
Apollo Education Group (the “Company”) reported net revenue for the second quarter 2015 of $578.6 million, compared to $672.8 million for the second quarter 2014. Second quarter 2015 University of Phoenix New Degreed Enrollment was 28,300 and Degreed Enrollment was 213,800. Operating loss for the second quarter 2015 was $54.5 million, compared to operating income of $10.3 million for the second quarter 2014. Loss from continuing operations attributable to Apollo Education Group for the second quarter 2015 was $33.6 million, or $0.31 per share, compared to income of $16.6 million, or $0.15 per share for the prior year second quarter.
Excluding special items, operating loss was $17.1 million for the second quarter 2015, compared to operating income of $47.5 million for the second quarter 2014, and loss from continuing operations attributable to Apollo Education Group for the second quarter 2015 was $10.4 million, or $0.10 per share, compared to income of $34.1 million, or $0.30 per share, for the second quarter 2014. (Special items for the second quarter 2015 and 2014 are included in the reconciliation of GAAP to non-GAAP financial information tables of this press release.)
First Six Months of 2015 Results of Operations
Net revenue for the first six months of fiscal year 2015 totaled $1.3 billion, compared to $1.5 billion in the first six months of fiscal year 2014. In the first six months of 2015, University of Phoenix Average Degreed Enrollment was 224,900. Operating income for the first six months of 2015 was $6.0 million, compared to $180.7 million in the prior year period. Income from continuing operations attributable to Apollo Education Group for the first six months of 2015 was $0.2 million, or $0.00 per share, compared to $115.9 million, or $1.02 per share, for the first six months of 2014.
Excluding special items, operating income was $65.6 million for the first six months of 2015, compared to $249.8 million for the first six months of 2014, and income attributable to Apollo Education Group for the first six months of 2015, was $37.4 million, or $0.34 per share, compared to $153.2 million, or $1.35 per share, for the first six months of 2014. (Special items for the first six months of 2015 and 2014 are included in the reconciliation of GAAP to non-GAAP financial information tables of this press release.)

Balance Sheet and Cash Flow
As of February 28, 2015, the Company’s unrestricted cash and cash equivalents and short-term marketable securities totaled $759.8 million, compared to $1.4 billion as of August 31, 2014. The decrease was primarily attributable to $595.4 million of net payments on borrowings, $43.3 million for capital expenditures, $38.7 million of share repurchases (which includes $2.2 million of share repurchases for tax withholding requirements on restricted stock units), $34.5 million paid for contingent consideration, and $21.2 million for acquisitions. These items were partially offset by cash provided by operations.
Total debt outstanding (including short-term borrowings and the current portion of long-term debt) was $60.8 million as of February 28, 2015.
Business Outlook
The Company offers the following outlook for fiscal year 2015 based on the business trends observed during the second quarter of fiscal year 2015, as well as management’s current expectations of future trends.

•	Net revenue of $2.63 to $2.68 billion; and

•	Operating income of $200 to $230 million, excluding the impact of special items.
The Company also provides the following outlook for the third quarter of fiscal year 2015.

•	Net revenue of $690 to $705 million; and

•	Operating income of $85 to $95 million, excluding the impact of special items
Conference Call Information
The Company will hold a conference call to discuss these earnings results at 8:30 a.m. (ET), 5:30 a.m. (MT), today, Wednesday, March 25, 2015.
Dial-In Numbers:
877-292-6888 (Domestic)
973-200-3381 (International)
Conference ID: 86330045
A live webcast of this event may be accessed by visiting the Company’s website at www.apollo.edu. A webcast replay will be available approximately one hour following the conclusion of the call at the same link.
A telephone replay will be available approximately two hours following the conclusion of the call until April 1, 2015.
Dial-In Numbers:
855-859-2056 (Domestic)
404-537-3406 (International)
Conference ID: 86330045
About Apollo Education Group, Inc.
Apollo Education Group, Inc. is one of the world’s largest private education providers, serving students since 1973. Through its subsidiaries, Apollo Education Group offers undergraduate, graduate, professional development and other nondegree educational programs and services, online and on-campus principally to working learners. Its educational programs and services are offered throughout the United States and in Europe, Australia, Latin America, Africa and Asia, as well as online throughout the world.
For more information about Apollo Education Group, Inc. and its subsidiaries, call (800) 990-APOL or visit the Company’s website at www.apollo.edu.

Apollo Education Group, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended February 28,		Six Months Ended February 28,

(In thousands, except per share data)	2015	2014	2015	2014
Net revenue	$578,572	$672,754	$1,297,624	$1,520,902
Costs and expenses:
Instructional and student advisory	293,073	316,577	617,337	653,779
Marketing	127,421	139,272	256,214	273,101
Admissions advisory	57,840	53,121	114,925	102,819
General and administrative	70,598	67,275	142,965	142,054
Depreciation and amortization	34,819	37,465	71,223	73,803
Provision for uncollectible accounts receivable	11,969	11,534	29,367	25,512
Restructuring and impairment charges	35,536	15,209	54,564	47,172
Acquisition and other related costs	1,742	13,005	4,961	13,005
Litigation charges	100	9,000	100	9,000
Total costs and expenses	633,098	662,458	1,291,656	1,340,245
Operating (loss) income	(54,526)	10,296	5,968	180,657
Interest income	740	599	1,329	1,167
Interest expense	(1,739)	(1,983)	(3,401)	(4,069)
Other (loss) income, net	(1,146)	107	(2,431)	914
(Loss) income from continuing operations before income taxes	(56,671)	9,019	1,465	178,669
Benefit from (provision for) income taxes	20,533	5,130	(5,134)	(65,088)
(Loss) income from continuing operations	(36,138)	14,149	(3,669)	113,581
Loss from discontinued operations, net of tax	—	(1,972)	—	(2,363)
Net (loss) income	(36,138)	12,177	(3,669)	111,218
Net loss attributable to noncontrolling interests	2,528	2,428	3,844	2,278
Net (loss) income attributable to Apollo	$(33,610)	$14,605	$175	$113,496
Earnings (loss) per share - Basic:
Continuing operations attributable to Apollo	$(0.31)	$0.15	$—	$1.03
Discontinued operations attributable to Apollo	—	(0.02)	—	(0.02)
Basic (loss) income per share attributable to Apollo	$(0.31)	$0.13	$—	$1.01
Earnings (loss) per share - Diluted:
Continuing operations attributable to Apollo	$(0.31)	$0.15	$—	$1.02
Discontinued operations attributable to Apollo	—	(0.02)	—	(0.02)
Diluted (loss) income per share attributable to Apollo	$(0.31)	$0.13	$—	$1.00
Basic weighted average shares outstanding	108,166	112,151	108,375	112,742
Diluted weighted average shares outstanding	108,166	113,380	109,337	113,676

Apollo Education Group, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Unaudited)

	As of
($ in thousands)	February 28, 2015	August 31, 2014
ASSETS
Current assets:
Cash and cash equivalents	$566,078	$1,228,813
Restricted cash and cash equivalents	224,987	224,135
Marketable securities	193,745	187,472
Accounts receivable, net	235,453	225,398
Prepaid taxes	55,113	34,006
Deferred tax assets	82,018	83,871
Other current assets	55,344	58,855
Total current assets	1,412,738	2,042,550
Marketable securities	75,096	87,811
Property and equipment, net	402,920	435,733
Goodwill	248,632	259,901
Intangible assets, net	167,768	189,365
Deferred tax assets	50,400	37,335
Other assets	48,387	40,240
Total assets	$2,405,941	$3,092,935
LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS AND SHAREHOLDERS’ EQUITY
Current liabilities:
Short-term borrowings and current portion of long-term debt	$15,664	$609,506
Accounts payable	72,294	63,907
Student deposits	262,387	280,562
Deferred revenue	261,428	225,818
Accrued and other current liabilities	308,181	363,607
Total current liabilities	919,954	1,543,400
Long-term debt	45,157	47,590
Deferred tax liabilities	25,715	22,674
Other long-term liabilities	225,884	233,942
Total liabilities	1,216,710	1,847,606
Commitments and contingencies
Redeemable noncontrolling interests	55,621	64,527
Shareholders’ equity:
Preferred stock, no par value	—	—
Apollo Class A nonvoting common stock, no par value	103	103
Apollo Class B voting common stock, no par value	1	1
Additional paid-in capital	—	—
Apollo Class A treasury stock, at cost	(3,965,057)	(3,936,607)
Retained earnings	5,152,466	5,143,949
Accumulated other comprehensive loss	(54,574)	(27,320)
Total Apollo shareholders’ equity	1,132,939	1,180,126
Noncontrolling interests	671	676
Total equity	1,133,610	1,180,802
Total liabilities, redeemable noncontrolling interests and shareholders’ equity	$2,405,941	$3,092,935

Apollo Education Group, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Six Months Ended February 28,
($ in thousands)	2015	2014
Operating activities:
Net (loss) income	$(3,669)	$111,218
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Share-based compensation	21,914	22,510
Excess tax benefits from share-based compensation	(236)	—
Depreciation and amortization	71,223	73,803
Accelerated depreciation included in restructuring	4,272	4,316
Loss (gain) on asset dispositions and impairment charges, net	21,228	(1,984)
Non-cash foreign currency loss, net	1,362	596
Provision for uncollectible accounts receivable	29,367	25,512
Deferred income taxes	(10,434)	(6,255)
Changes in assets and liabilities, excluding the impact of acquisitions and disposition:
Restricted cash and cash equivalents	(1,002)	(24,165)
Accounts receivable	(51,199)	(6,469)
Prepaid taxes	(21,440)	15,230
Other assets	(3,771)	(11,445)
Accounts payable	7,870	(11,454)
Student deposits	(15,873)	17,409
Deferred revenue	47,821	32,881
Accrued and other liabilities	(42,320)	(48,219)
Net cash provided by operating activities	55,113	193,484
Investing activities:
Purchases of property and equipment	(43,310)	(58,119)
Purchases of marketable securities	(109,544)	(227,978)
Maturities and sales of marketable securities	113,651	105,237
Acquisitions, net of cash acquired	(21,166)	(94,937)
Other	467	3,446
Net cash used in investing activities	(59,902)	(272,351)
Financing activities:
Payments on borrowings	(599,925)	(619,268)
Proceeds from borrowings	4,515	—
Share repurchases	(38,718)	(72,237)
Share reissuances	995	1,793
Excess tax benefits from share-based compensation	236	—
Payment for contingent consideration	(21,371)	—
Net cash used in financing activities	(654,268)	(689,712)
Exchange rate effect on cash and cash equivalents	(3,678)	34
Net decrease in cash and cash equivalents	(662,735)	(768,545)
Cash and cash equivalents, beginning of period	1,228,813	1,414,485
Cash and cash equivalents, end of period	$566,078	$645,940
Supplemental disclosure of cash flow and non-cash information:
Cash paid for income taxes, net of refunds	$37,346	$70,868
Cash paid for interest	3,514	3,911
Restricted stock units vested and released	6,255	7,104
Unsettled share repurchases	1,600	—

Apollo Education Group, Inc. and Subsidiaries
Segment Data and University of Phoenix Operating Metrics
(Unaudited)

	Three Months Ended February 28,		Six Months Ended February 28,
($ in thousands)	2015	2014	2015	2014
Net revenue:
University of Phoenix:
Degree seeking gross revenues(1)	$542,139	$642,994	$1,199,305	$1,440,734
Less: Discounts and other	(64,159)	(58,136)	(139,953)	(120,697)
Degree seeking net revenues(1)	477,980	584,858	1,059,352	1,320,037
Other revenues	9,789	9,223	21,270	18,907
Total University of Phoenix	487,769	594,081	1,080,622	1,338,944
Apollo Global	81,100	68,634	196,240	159,793
Other	9,703	10,039	20,762	22,165
Net revenue	$578,572	$672,754	$1,297,624	$1,520,902
Operating (loss) income:
University of Phoenix	$1,350	$86,682	$94,861	$270,155
Apollo Global	(27,541)	(40,004)	(32,383)	(37,787)
Other	(28,335)	(36,382)	(56,510)	(51,711)
Operating (loss) income	$(54,526)	$10,296	$5,968	$180,657
(1) Represents revenue from tuition and other fees for students enrolled in University of Phoenix degree programs or certificate programs of at least 18 credits in length with some course applicability into a related degree program.

University of Phoenix Enrollment Data:
	Three Months Ended February 28,				Six Months Ended February 28,
(Rounded to the nearest hundred, except per degreed enrollment)	2015	2014	% Change		2015	2014	% Change
Degreed Enrollment(1)	213,800	250,300	(14.6)%	Average Degreed Enrollment(3)	224,900	260,800	(13.8)%
New Degreed Enrollment(2)	28,300	32,500	(12.9)%
Degree seeking net revenues per degreed enrollment	$2,236	$2,337
(1) Represents students enrolled in a degree program who attended a credit bearing course during the quarter and had not graduated as of the end of the quarter; students who previously graduated from one degree program and started a new degree program in the quarter (e.g., a graduate of an associate’s degree program returns for a bachelor’s degree); and students participating in certain certificate programs of at least 18 credits with some course applicability into a related degree program.

(2) Represents new students and students who have been out of attendance for more than 12 months who enroll in a degree program and start a credit bearing course in the quarter; students who have previously graduated from a degree program and start a new degree program in the quarter; and students who commence participation in certain certificate programs of at least 18 credits with some course applicability into a related degree program.

(3) Represents the average of quarterly Degreed Enrollment from the beginning to the end of the respective periods.

Apollo Education Group, Inc. and Subsidiaries
Reconciliation of GAAP Financial Information to Non-GAAP Financial Information
(Unaudited)

Consolidated Financial Information Reconciliation	Three Months Ended February 28,		Six Months Ended February 28,
(In thousands, except per share data)	2015	2014	2015	2014
Operating (loss) income	$(54,526)	$10,296	$5,968	$180,657
(Loss) income from continuing operations before income taxes	$(56,671)	$9,019	$1,465	$178,669
Benefit from (provision for) income taxes	$20,533	$5,130	$(5,134)	$(65,088)
Net (loss) income attributable to Apollo	$(33,610)	$14,605	$175	$113,496
Loss from discontinued operations, net of tax	—	1,972	—	2,363
(Loss) income from continuing operations attributable to Apollo	$(33,610)	$16,577	$175	$115,859
Diluted (loss) income per share from continuing operations attributable to Apollo	$(0.31)	$0.15	$—	$1.02
Special items:
Restructuring and impairment charges	$35,536	$15,209	$54,564	$47,172
Acquisition and other related costs	1,742	13,005	4,961	13,005
Litigation charges	100	9,000	100	9,000
Special items before income taxes	37,378	37,214	59,625	69,177
Less: income tax effects of special items	(14,128)	(9,508)	(22,358)	(21,648)
Tax benefit from Internal Revenue Service settlement	—	(10,176)	—	(10,176)
Special items, net of income tax	$23,250	$17,530	$37,267	$37,353
Excluding special items:
Operating (loss) income	$(17,148)	$47,510	$65,593	$249,834
(Loss) income from continuing operations before income taxes	$(19,293)	$46,233	$61,090	$247,846
Benefit from (provision for) income taxes	$6,405	$(14,554)	$(27,492)	$(96,912)
(Loss) income from continuing operations attributable to Apollo	$(10,360)	$34,107	$37,442	$153,212
Diluted (loss) income per share from continuing operations attributable to Apollo	$(0.10)	$0.30	$0.34	$1.35

Apollo Global Financial Information Reconciliation	Three Months Ended February 28,		Six Months Ended February 28,
($ in thousands)	2015	2014	2015	2014
Apollo Global operating loss:	$(27,541)	$(40,004)	$(32,383)	$(37,787)
Depreciation and amortization	9,678	9,007	20,149	15,366
Acquisition and other related costs	1,012	12,997	2,698	12,997
Restructuring and impairment charges	43	304	101	1,567
Adjusted Apollo Global Operating Loss(1), (2)	$(16,808)	$(17,696)	$(9,435)	$(7,857)
(1) Excluding losses from Open Colleges, Adjusted Apollo Global Operating Loss would have been $13.5 million and $12.1 million for the three months ended February 28, 2015 and 2014, respectively. The Adjusted Apollo Global Operating Loss would have been $3.2 million and $2.2 million for the six months ended February 28, 2015 and 2014, respectively.
(2) Open Colleges’ educational offerings generally extend beyond one year and the associated revenue is recognized over the contractual period that students are provided access to complete their program, or the time period it takes students to complete their program, as applicable. However, Open Colleges’ operating costs are period costs that are expensed as incurred and a substantial portion are incurred before, or soon after, the students begin their programs. Accordingly, as a result of Open Colleges’ enrollment growth, service model, and cost structure, Apollo Global’s operating results are negatively impacted in the near term. However, these factors do not have the same adverse impact on cash flows generated from Open Colleges. Additionally, Apollo Global’s deferred revenue has increased substantially following the Open Colleges’ acquisition, and we expect its deferred revenue to continue to increase. Apollo Global’s deferred revenue was approximately $177 million and $115 million as of February 28, 2015 and 2014, respectively.
Use of Non-GAAP Financial Information
The Company’s non-GAAP financial measures are intended to supplement, but not substitute for, the most directly comparable GAAP measures. Management uses, and chooses to disclose to investors, these non-GAAP financial measures because: (i) such measures provide an additional analytical tool to clarify the

Company’s results from operations and help to identify underlying trends in its results of operations; (ii) as to the non-GAAP earnings measures, such measures help compare the Company’s performance on a consistent basis across time periods; and (iii) these non-GAAP measures are employed by the Company’s management in its own evaluation of performance and are utilized in financial and operational decision-making processes, such as budgeting and forecasting. Exclusion of items in the non-GAAP presentation should not be construed as an inference that these items are unusual, infrequent or non-recurring. Other companies, including other companies in the education industry, may calculate non-GAAP financial measures differently, limiting their usefulness as a comparative measure across companies.
Adjusted Apollo Global Operating Loss excludes depreciation and amortization and certain other items and is intended to provide an indicator of Apollo Global’s operating performance across time periods due to the impact of acquisitions.
Forward-Looking Statements Safe Harbor
Statements about Apollo Education Group and its business in this release which are not statements of historical fact, including statements regarding Apollo Education Group’s future strategy and plans and commentary regarding future results of operations and prospects, are forward-looking statements and are subject to the Safe Harbor provisions created by the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current information and expectations and involve a number of risks and uncertainties. Actual plans implemented and actual results achieved may differ materially from those set forth in or implied by such statements due to various factors, including without limitation: (i) the impact of increased competition from traditional public universities and proprietary educational institutions; (ii) the impact on retention from the technical challenges experienced in implementing the new University of Phoenix online student classroom; (iii) the costs and effectiveness of University of Phoenix initiatives to improve student retention, improve student outcomes and demonstrate a compelling and cost effective relationship between a student’s education and career; (iv) changes in law or regulation affecting the University of Phoenix’s eligibility to participate in or the manner in which it participates in U.S. federal and state student financial aid programs, including the recent Department of Education regulations relating to gainful employment, future changes that may be included in the reauthorization of the federal Higher Education Act and the Department of Education’s proposed regulation relating to state authorization; (v) any adverse impact on University of Phoenix’s business arising from the Notice sanction imposed by the University’s principal accreditor, and any associated impact on the University’s pending recertification by the U.S. Department of Education for participation in Title IV student financial aid programs; (vi) the impact of the Company’s ongoing restructuring and cost-reduction initiatives; (vii) the impact of any reduction in financial aid available to students, including active and retired military personnel, due to the U.S. government deficit reduction proposals, debt ceiling limitations, budget sequestration or otherwise; (viii) changes in University of Phoenix enrollment or student mix; and (ix) unexpected expenses or other challenges in integrating acquired businesses, consumer or regulatory impact arising from consummation of such acquisitions, and unexpected changes or developments in the acquired businesses. For a discussion of the various factors that may cause actual plans implemented and actual results achieved to differ materially from those set forth in the forward-looking statements, please refer to the risk factors and other disclosures contained in Apollo Education Group’s Form 10-K for fiscal year 2014, and other filings with the Securities and Exchange Commission which are available at www.apollo.edu.

Investor Relations Contacts:
Beth Coronelli, (312) 660-2059
beth.coronelli@apollo.edu
Erin Kelly, (602) 557-3830
erin.kelly@apollo.edu
Media Contact:
Media Relations Hotline, (602) 254-0086
media@apollo.edu